CONFIRMING STATEMENT

This statement confirms that the undersigned, Sasan K. Goodarzi,

has authorized and designated Tyler Cozzens, Laura Fennell,

Christina Hall or Kerry McLean to execute and file on the

undersigned's behalf all Forms ID, 3,4 and 5 (including any

amendment thereto) that the undersigned may be required to

file with the U.S. Securities and Exchange Commisssion as a

result of the undersigned's ownership of or transactions in

securities of Intuit Inc.  The authority of Tyler Cozzens,

Christina Hall, Laura Fennell, or Kerry McLean under this

Statement shall continue until the undersigned is no longer

required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Intuit Inc., unless earlier revoked in writing.  The undersigned acknowledges that

Tyler Cozzens, Laura Fennell, Christina Hall or Kerry McLean

are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

/s/ Sasan K. Goodarzi

Sasan K. Goodarzi

Dated:  September 12, 2007